Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Martin Midstream GP, LLC:

We consent to the use of our report dated March 12, 2004, with respect to the consolidated balance sheets of Martin Midstream Partners L.P. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated and combined, respectively, statements of operations, capital/equity, and cash flows of Martin Midstream Partners L.P. and subsidiaries (successor) for the year ended December 31, 2003 and for the period from November 6, 2002 through December 31, 2002 and of Martin Midstream Partners Predecessor (predecessor) for the period from January 1, 2002 through November 5, 2002 and for the year ended December 31, 2001, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in the method of accounting for goodwill and other intangible assets in 2002.

/s/ KPMG LLP

Shreveport, Louisiana
June 30, 2004